June 2026

Preliminary Pricing Supplement No. 16,953

 Registration Statement Nos. 333-293641; 333-293641-01

Dated June 26, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to an unequally weighted basket composed of the S&P 500® Index (50.00% weighting), the Nasdaq-100 Index® (15.00% weighting) and the EURO STOXX 50® Index (20.00% weighting) and the iShares® MSCI Emerging Markets ETF (15.00% weighting) (each referred to as a “basket component”)

￭The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a payment at maturity that may be significantly less than the face amount and have the terms described in the accompanying product supplement for principal at risk securities, index supplement, tax supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the level of the basket has increased, investors will receive the face amount plus a positive return equal to 110% of the percentage increase in the level of the basket from the starting level, subject to a maximum return at maturity of at least 23.00% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,230.00 per security.

￭If the level of the basket has decreased, but the decrease is not more than the buffer amount of 10%, investors will receive the face amount.

￭If the level of the basket decreases by more than the buffer amount of 10%, investors will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the basket from the starting level in excess of the buffer amount of 10%.

￭Investors may lose up to 90% of the face amount of the securities.

￭The securities are for investors who seek an equity-based return and who are willing to risk their investment and forgo current income and upside above the maximum return in exchange for the participation rate and buffer features that in each case apply to a limited range of performance of the basket.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the basket components.

The current estimated value of the securities is approximately $959.10 per security, or within $25.00 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$25.75	$974.25
Total	$	$	$

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated April 8, 2026  Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities— Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 6, 2028†, subject to postponement if the calculation day is postponed*
Market measure:

An unequally weighted basket (the “Basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the S&P 500® Index (Bloomberg ticker: SPX) (50.00% weighting), the Nasdaq-100 Index® (Bloomberg ticker: NDX) (15.00% weighting) the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (20.00% weighting) and the iShares® MSCI Emerging Markets ETF (the “EEM Shares”) (15.00%) (each referred to as a “basket component” and collectively as the “basket components”).

The S&P 500® Index, the Nasdaq-100 Index® and the EURO STOXX 50® Index are sometimes collectively referred to herein as the “Indices” and individually as an “Index,” and the iShares® MSCI Emerging Markets ETF is sometimes individually referred to herein as a “Fund.”

Basket component publishers:

With respect to the SPX Index, S&P® Dow Jones Indices LLC, or any successor thereof.

With respect to the NDX Index, Nasdaq Inc., or any successor thereof.

With respect to the SX5E Index, STOXX® Limited, or any successor thereof.

Fund underlying index:	MSCI Emerging Markets Index.
Fund underlying index sponsor:	MSCI Inc., or any successor thereof.
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending level is greater than the starting level:

$1,000 plus the lesser of

(i)[$1,000 × basket return × participation rate], and

(ii)the maximum return

●If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

●If the ending level is less than the threshold level:

$1,000 plus [$1,000 × (basket return + buffer amount)]

If the ending level is less than the threshold level, you will receive less, and up to 90% less, than the face amount of your securities at maturity.

Basket return:	ending level – starting level starting level
Participation rate:	110%
Starting level:	100.00
Ending level:

The “ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50.00% of the component return of the S&P 500® Index; (B); 15.00% of the component return of the Nasdaq-100 Index®; (C) 20.00% of the component return of the EURO STOXX 50® Index; and (D) 15.00% of the component return of the iShares® MSCI Emerging Markets ETF.

Component return:	The “component return” of a basket component will be equal to: final component level – initial component level initial component level
Initial component level:

With respect to the SPX Index: , its closing level on the pricing date

With respect to the NDX Index: , its closing level on the pricing date

With respect to the SX5E Index: , its closing level on the pricing date

With respect to the EEM Shares: , its closing price on the pricing date

Final component	With respect to each of the SPX Index, the NDX Index and the SX5E Index, the respective closing level

June 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Securities— Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

level:	on the calculation day With respect to the EEM Shares, the closing price of one EEM Share on the calculation day multiplied by the adjustment factor on such day
Calculation day:	June 30, 2028**†
Threshold level:	90.00, which is equal to 90% of the starting level
Buffer amount:	10%
Maximum return:

The “maximum return” will be determined on the pricing date and will be at least 23.00% of the face amount per security (at least $230.00 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,230.00 per security.

Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	June 30, 2026†
Original issue date:	July 6, 2026† (3 business days after the pricing date)
Adjustment factor:	The “adjustment factor” means, 1.0, subject to adjustment in the event of certain events affecting the Fund.
CUSIP / ISIN:	61781GZY0 / US61781GZY06
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation day and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

June 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $959.10, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum return, the participation rate and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

June 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Investor Considerations

The Principal at Risk Securities Linked to a Basket Consisting of Three Indices and One ETF due July 6, 2028 (the “securities”) can be used:

￭as an alternative to direct exposure to the Basket that enhances returns based on the performance of the Basket, subject to the maximum return;

￭to enhance returns and potentially outperform the Basket in a bullish scenario

￭to achieve similar levels of upside exposure to the basket components as a direct investment, while using fewer dollars by taking advantage of the participation rate, subject to the maximum return; and

￭to obtain a buffer against a specified level of negative performance in the Basket.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭are unwilling to accept the risk that the ending level of the Basket may decrease by more than the buffer amount of 10% from the starting level, resulting in a loss of some or a significant portion of the initial investment;

￭seek uncapped exposure to the upside performance of the Basket ;

￭seek full return of the face amount of the securities at maturity;

￭seek current income from their investments;

￭seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement and tax supplement for risks related to an investment in the securities. For more information about the Basket and the basket components, please see the information provided herein.

June 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

June 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	110%
Threshold level:	90% of the starting level
Hypothetical maximum return:	23.00% of the face amount ($230.00 per security). The actual maximum return will be determined on the pricing date.

Securities Payoff Diagram

June 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the starting level. We cannot predict the ending level on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the basket components. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement for principal at risk securities, the amount you will receive per $1,000 face amount of securities at maturity will be the maturity payment amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	2 years
Starting level:	100.00
Threshold level:	90.00 (90% of the starting level)
Hypothetical initial component level:	With respect to the SPX, NDX and SX5E Index, 100.00
With respect to the EEM Shares, $100.00
Participation rate:	110%
Hypothetical maximum return:	23.00% of the face amount ($230.00 per security)

*The hypothetical initial component level for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component level of any basket component. The actual initial component level for each basket component and maximum return will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the basket components, see the historical information set forth herein.

Example 1 — The level of the Basket increases from a starting level of 100.00 to an ending level of 115.50.

Hypothetical final component level:	SPX Index: 110 NDX Index: 130
SX5E Index: 115 EEM Shares: $120
Hypothetical component return:	SPX Index: (110 – 100) / 100 = 10% NDX Index: (130 – 100) / 100 = 30% SX5E Index: (115 – 100) / 100 = 15% EEM Shares: ($120 – $100) / $100 = 20%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (10.00% × 50.00%) + (30.00% × 15.00%) + (15.00% × 20.00%) + (20.00% × 15.00%)] = 115.50

Because the hypothetical ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × basket return × participation rate
$1,000 × 15.50% × 110%
= $170.50, and

(ii)the maximum return of $230.00

On the maturity date, you would receive the maturity payment amount equal to $1,170.50 per $1,000 face amount of securities, resulting in a total return on the securities of 17.05%.

Example 2 — The level of the Basket increases from a starting level of 100.00 to an ending level of 154.50.

Hypothetical final component level:	SPX Index: 150 NDX Index: 170
SX5E Index: 180 EEM Shares: $120

June 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Hypothetical component return:	SPX Index: (150 – 100) / 100 = 50% NDX Index: (170 – 100) / 100 = 70% SX5E Index: (180 – 100) / 100 = 80% EEM Shares: ($120 – $100) / $100 = 20%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (50.00% × 50.00%) + (70.00% × 15.00%) + (80.00% × 20.00%) + (20.00% × 15.00%)] = 154.50

Because the hypothetical ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × basket return × participation rate
$1,000 × 54.50% × 110%
= $599.50, and

(ii)the maximum return of $230.00

On the maturity date, you would receive the maturity payment amount equal to $1,230.00 per $1,000 face amount of securities (which is the maximum maturity payment amount), resulting in a total return on the securities of 23.00%. The appreciation potential of the securities is limited by the hypothetical maximum return. Although the participation rate provides 110% exposure to any increase in the ending level over the starting level, because the maturity payment amount will be limited to 123.00% of the face amount for the securities (assuming a maximum return of $230.00 per security), any increase in the ending level over the starting level by more than 20.909% of the starting level will not further increase the return on the securities.

Example 3 — The level of the Basket decreases from a starting level of 100.00 to an ending level of 91.00.

Hypothetical final component level:	SPX Index: 80 NDX Index: 98
SX5E Index: 105 EEM Shares: $102
Hypothetical component return:	SPX Index: (80 – 100) / 100 = -20% NDX Index: (98 – 100) / 100 = -2% SX5E Index: (105 – 100) / 100 = 5% EEM Shares: ($102 – $100) / $100 = 2%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (-20.00% × 50.00%) + (-2.00% × 15.00%) + (5.00% × 20.00%) + (2.00% × 15.00%)] = 91.00

Because the hypothetical ending level is less than or equal to the starting level but greater than or equal to the threshold level, the maturity payment amount would equal:

$1,000

Because the hypothetical ending level is less than or equal to the starting level but greater than or equal to the threshold level, you would receive the maturity payment amount equal to $1,000 per $1,000 face amount of securities, resulting in a total return on the securities of 0%.

Example 4 — The level of the Basket decreases from a starting level of 100.00 to an ending level of 47.75.

Hypothetical final component level:	SPX Index: 40 NDX Index: 50
SX5E Index: 60 EEM Shares: $55
Hypothetical component return:	SPX Index: (40 – 100) / 100 = -60% NDX Index: (50 – 100) / 100 = -50% SX5E Index: (60 – 100) / 100 = -40% EEM Shares: ($55 – $100) / $100 = -45%

June 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (-60.00% × 50.00%) + (-50.00% × 15.00%) + (-40.00% × 20.00%) + (-45.00% × 15.00%)] = 47.75

Because the hypothetical ending level is less than the starting level by more than the buffer amount of 10%, you would lose a significant portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (basket return + buffer amount)]

$1,000 + [$1,000 × (-52.25% + 10%)]

= $577.50

Because the ending level is less than the threshold level on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the level of the basket in excess of the buffer amount of 10%. Therefore, the maturity payment amount is equal to $577.50 per $1,000 face amount of securities, resulting in a total loss on the securities of 42.25%.

If the ending level is less than the threshold level on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the level of the basket in excess of the buffer amount of 10%. You may lose up to 90% of the face amount of your securities at maturity.

June 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Basket*	Performance of the Securities(1)
Ending Level	Percentage Change from the Starting Level to the Ending Level	Maturity Payment Amount	Return on Securities(2)
200.00	100.00%	$1,230.00	23.00%
190.00	90.00%	$1,230.00	23.00%
180.00	80.00%	$1,230.00	23.00%
170.00	70.00%	$1,230.00	23.00%
160.00	60.00%	$1,230.00	23.00%
150.00	50.00%	$1,230.00	23.00%
140.00	40.00%	$1,230.00	23.00%
130.00	30.00%	$1,230.00	20.00%
120.909	20.909%	$1,230.00	23.00%
120.00	20.00%	$1,220.00	22.00%
110.00	10.00%	$1,110.00	11.00%
105.00	5.00%	$1,055.00	5.50%
100.00(3)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
40.00	-60.00%	$500.00	-50.00%
30.00	-70.00%	$400.00	-60.00%
20.00	-80.00%	$300.00	-70.00%
10.00	-90.00%	$200.00	-80.00%
0.00	-100.00%	$100.00	-90.00%

*The Basket excludes cash dividend payments on stocks included in the basket components.

(1)Assumes a maximum return of 23.00% of the face amount ($230.00 per security).

(2)The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(3)The starting level

June 2026 Page 11

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest, and you will receive less, and up to 90% less, than the face amount of your securities at maturity if the ending level is less than the threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level is less than the threshold level, which is 90% of the starting level, you will receive less, and up to 90% less, than the face amount of your securities at maturity. Investors may lose some or a significant portion of their investment in the securities.

￭The appreciation potential of the securities is limited by the maximum return. The appreciation potential of the securities is limited by the maximum return. Although the participation rate provides 110% exposure to any increase in the ending level over the starting level, because any positive return on the securities will be limited to the maximum return of at least approximately 23.00% of the face amount for the securities, any increase in the ending level over the starting level by more than at least approximately 20.909% of the starting level, depending on the actual maximum return, will not further increase the return on the securities.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level and volatility (frequency and magnitude of changes in level) and dividend yield of the basket components, interest and yield rates in the market, the time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the ending level, the occurrence of certain events affecting the Fund that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the basket components may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Nasdaq-100 Index® Overview,” “EURO STOXX 50® Index Overview,” “S&P 500® Index Overview” and “iShares® MSCI Emerging Markets ETF Overview” below. You may receive less, and up to 90% less, than the face amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the Basket at any time other than the calculation day. The ending level will be based on the level of the Basket on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Basket increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the Basket prior to such decrease. Although the actual level of the Basket on the maturity date or at other times during the term of the securities may be higher than the ending level, the maturity payment amount will be based solely on the level of the Basket on the calculation day.

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

￭Investing in the securities is not equivalent to investing in the basket components. Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the basket components. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or any of the component stocks of the basket components.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial component levels, the starting level, the threshold level and the ending level and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the relevant basket component. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket components or component stocks of the Indices or fund underlying index), including trading in the shares of the Fund or the stocks that constitute the Indices or the fund underlying index as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the shares of the Fund or the stocks that constitute the Indices or fund underlying index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket levels, and, therefore, could increase the levels at or above which the basket components must close on the calculation day so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the final component levels, and therefore, the ending level, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the basket components to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, the securities may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a security. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Basket

￭Changes in the levels of the basket components may offset each other. Level movements in the basket components may not correlate with each other. At a time when the levels of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the calculation day, increases in the levels of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket components.

￭The basket components are not equally weighted. The securities are linked to a basket of four basket components, and the basket components have significantly different weights in determining the value of the basket. The same percentage change in each of the basket components would therefore have different effects on the ending level because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the level of the basket component with the greater weighting will have a greater impact on the ending level than a 5% increase in the level of the basket component with the lesser weighting.

￭There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities. The securities are linked to the value of foreign equity securities and the EEM Shares track the performance of the MSCI Emerging Markets Index, which is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements

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Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the fund underlying index and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The prices of the EEM Shares are subject to currency exchange risk. Because the prices of the EEM Shares are related to the U.S. dollar value of stocks underlying the fund underlying index, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component stocks strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component stocks represented in the fund underlying index, the price of the EEM Shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the fund underlying index, the United States and other countries important to international trade and finance.

￭Adjustments to the Indices could adversely affect the value of the securities. The publisher of each Index may add, delete or substitute the stocks constituting such Index or make other methodological changes that could change the level of the Index. The publisher of each Index may discontinue or suspend calculation or publication of such Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index for such Index, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing such Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the such Index last in effect prior to discontinuance of such Index.

￭Adjustments to the Fund or to the fund underlying index could adversely affect the value of the securities. The investment adviser to the EEM Shares, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the fund underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the components securities of the Fund. Any of these actions could adversely affect the price of the shares of the Fund and, consequently, the value of the securities. In addition, the fund underlying index sponsor of the Fund is responsible for calculating and maintaining the fund underlying index. The fund underlying index sponsor may add, delete or substitute the stocks constituting the fund underlying index or make other methodological changes that could change the value of the shares of the Fund. The fund underlying index sponsor may also discontinue or suspend calculation or publication of a fund underlying index at any time. If this discontinuance or suspension occurs following the termination of the Fund, the calculation agent will have the sole discretion to substitute a successor index that

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Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

is comparable to the discontinued fund underlying index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the values of the shares of the Fund and, consequently, the value of the securities.

￭The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the fund underlying index, the performance of the component stocks of the fund underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the fund underlying index, and may hold securities that are different than those included in the fund underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the fund underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the fund underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities constituting the shares of the Fund may impact the variance between the performance of the Fund and the fund underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities constituting the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of Fund or the level of the fund underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the fund underlying index, the performance of the component stocks of the fund underlying index or the net asset value per share of the Fund. Any of these events could materially and adversely affect the prices of the shares of the Fund and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the calculation day, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the calculation day, even if any of the shares of the Fund is underperforming the fund underlying index or the component stocks of the fund underlying index and/or trading below the net asset value per share of the Fund.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the Fund. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the Fund. However, the calculation agent will not make an adjustment for every event that could affect the Fund. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

￭Historical levels of the basket components should not be taken as an indication of the future performance of the basket components during the term of the securities. No assurance can be given as to the level of the basket components at any time, including on the calculation day, because historical levels of the basket components do not provide an indication of future performance of the basket components.

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Basket Overview

The Basket will represent a portfolio of the following four basket components, with the return of each basket component having the weighting noted parenthetically: the S&P 500® Index (50.00%), the Nasdaq-100 Index® (15.00%), the EURO STOXX 50® Index (20.00%) and the iShares® MSCI Emerging Markets ETF (15.00%). The level of the Basket will increase or decrease depending upon the aggregate performance of the basket components. For more information regarding the basket components, see “S&P 500® Index Overview,” “Nasdaq-100 Index® Overview,” “EURO STOXX 50® Index Overview” and “iShares® MSCI Emerging Markets ETF Overview.” The Basket does not reflect the performance of all major securities markets.

While historical information on the level of the Basket does not exist, the following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2021 to June 24, 2026, assuming that the Basket was constructed on January 1, 2021 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the levels of the Basket during any period shown below is not an indication that the percentage change in the level of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical levels do not give an indication of future levels of the Basket.

There can be no assurance that the performance of the Basket will not result in a loss of the principal amount of the securities.

The Basket Daily Closing Levels January 1, 2021 to June 24, 2026

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The following graph sets forth the daily closing levels of the SPX Index for the period from January 1, 2021 through June 24, 2026. The closing level of the S&P 500® Index on June 24, 2026 was 7,358.22. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The S&P 500® Index has at times experienced periods of high volatility. You should not take the historical levels of the S&P 500® Index as an indication of its future performance, and no assurance can be given as to the closing level of the S&P 500® Index at any time, including on the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2021 to June 24, 2026

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Nasdaq-100 Index® Overview

The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified market capitalization-weighted index designed to measure the performance of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (the “Nasdaq”). The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on the Nasdaq (which may be the official closing price published by the Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value. For additional information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the Nasdaq-100 Index® for the period from January 1, 2021 through June 24, 2026. The closing level of the Nasdaq-100 Index® on June 24, 2026 was 29,220.06. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. You should not take the historical levels of the Nasdaq-100 Index® as an indication of its future performance, and no assurance can be given as to the closing level of the Nasdaq-100 Index® at any time, including on the calculation day.

Nasdaq-100 Index® Daily Closing Levels January 1, 2021 to June 24, 2026

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Nasdaq-100 Index®” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SX5E Index for the period from January 1, 2021 through June 24, 2026. The closing level of the SX5E Index on June 24, 2026 was 6,214.70. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of its future performance, and no assurance can be given as to the closing level of the EURO STOXX 50® Index at any time, including on the calculation day.

EURO STOXX 50® Index Daily Closing Levels January 1, 2021 to June 24, 2026

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

iShares® MSCI Emerging Markets ETF Overview

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets ETF is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® MSCI Emerging Markets ETF is accurate or complete.

The following graph sets forth the daily closing prices of the EEM Shares for the period from January 1, 2021 through June 24, 2026. The closing price of the EEM Shares on June 24, 2026 was $67.25. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The EEM Shares has at times experienced periods of high volatility. You should not take the historical levels of the EEM Shares as an indication of its future performance, and no assurance can be given as to the closing price of the EEM Shares at any time, including on the calculation day.

iShares® MSCI Emerging Markets ETF Daily Closing Prices January 1, 2021 to June 24, 2026

This document relates only to the securities offered hereby and does not relate to the EEM Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the EEM Shares (and therefore the price of the EEM Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the EEM Shares.

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Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the EEM Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EEM Shares.

“iShares®” is a registered mark of BlackRock Fund Advisors or its affiliates (“BFA”). The securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets. As of March 2024, the MSCI Emerging Markets Index consisted of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. For additional information about the MSCI Emerging Markets Index, see the information set forth under “MSCI Global Investable Market Indices—MSCI Emerging Markets Index” and “—MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

June 2026 Page 22

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”), as described in the sections entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying tax supplement. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2026 Page 23

Morgan Stanley Finance LLC

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Unequally Weighted Basket Consisting of Three Indices and One ETF due July 6, 2028

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $25.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $20.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the maximum return, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement, in the tax supplement or in the prospectus.

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